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Exhibit (n): Consent of Independent Registered Public Accounting Firm

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 23, 2011 with respect to the consolidated financial statements of RiverSource Life Insurance Company and to the use of our report dated April 22, 2011 with respect to the financial statements of RiverSource Variable Life Separate Account included in Post-Effective Amendment No. 27 to the Registration Statement (Form N-6, No. 33-62457) for the registration of the RiverSource Succession Select(R) Variable Life Insurance offered by RiverSource Life Insurance Company.

                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 22, 2011